EXHIBIT 12.1

Charles River Laboratories Inc.
Computation of Ratio of Earnings to Fixed Charges
(In millions, except ratio data)



                                                                                                                Pro Forma
                                                                                                      -----------------------------
                                                                                       Nine     Nine   Fiscal      Nine    Twelve
                                                                                      Months   Months   Year      Months    Months
                                                                                       Ended    Ended   Ended      Ended     Ended
                                      12/31/94  12/30/95 12/28/96 12/27/97  12/26/98  9/26/98  9/25/99 12/26/98   9/25/99   9/25/99
                                      --------  -------- -------- --------  -------- -------- -------- --------  --------  --------

Income before taxes(*)................$ 20,822   27,773   26,134   23,839    37,501   29,739   36,855    1,831     7,193     5,770
Fixed charges:
   Interest expense...................     464      768      491      501       421      311      207   35,013    28,330    37,083
   Amortization of deferred
      financing costs.................       -        -        -        -         -        -        -    1,523     1,142     1,523
   1/3 rent from operating leases.....     531      781      981    1,037     1,091      876      921    1,091       921     1,136
                                      --------   ------   ------   ------    ------   ------   ------   ------    ------    ------
   Total fixed charges................$    995    1,549    1,472    1,538     1,512    1,187    1,128   37,627    30,393    39,742
                                      --------   ------   ------   ------    ------   ------   ------   ------    ------    ------
Earnings + fixed charges..............$ 21,817   29,322   27,606   25,377    39,013   30,926   37,983   39,458    37,586    45,512
                                      --------   ------   ------   ------    ------   ------   ------   ------    ------    ------
Ratio of earnings to fixed charges....    21.9     18.9     18.8     16.5      25.8     26.1     33.7      1.0       1.2       1.1
                                      ========   ======   ======   ======    ======   ======   ======   ======    ======    ======

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(*)  Includes earnings from equity investments less minority interests.